Exhibit 23.1

Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Convention All Holdings, Inc.
(formerly Convention All Services, Inc.)
Chicago, IL

We hereby consent to the use of this Amendment No. 3 to the Registration Statement (No. 333-136791) on Form SB-2 of our report dated March 31, 2006, except for note 1, which is as of August 14, 2006, relating to the consolidated financial statements of Convention All Holdings, Inc. as of December 31, 2005 and for the two years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 28, 2006